Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)          Form S-8 No. 333-136132 pertaining to the National Technical Systems, Inc. 2006 Equity Incentive Plan

(2)          Form S-8 No. 333-106426 pertaining to the National Technical Systems, Inc. 2002 Stock Option Plan

(3)          Form S-8 No. 333-106425 pertaining to the National Technical Systems, Inc. 1994 Stock Option Plan

(4)          Form S-8 No. 333-04905 pertaining to the National Technical Systems, Inc. 1994 Stock Option Plan

of our report dated April 24, 2007, with respect to the consolidated financial statements and schedule of National Technical Systems, Inc. included in this Annual Report (Form 10-K).

/s/ Ernst & Young LLP

Los Angeles, California
April 24, 2007